LAS VEGAS, NEVADA, November 10, 2011 -- American Casino & Entertainment Properties LLC (“ACEP”) today reported financial results for the third quarter ended September 30, 2011.

Net revenues were $86.7 million for the third quarter of 2011 compared to $83.6 million for the third quarter of 2010, an increase of 3.7%. ACEP reported a third quarter Net Loss of $4.2 million compared to a Net Loss of $8.9 million in the third quarter of 2010. Adjusted EBITDA increased 17.0% to $16.5 million for the third quarter of 2011 compared to $14.1 million for the third quarter of 2010. Adjusted EBITDA Margin also improved to 19.0% compared to 16.9% in 2010.

The Stratosphere – Stratosphere’s net revenues increased 9.6% on a 10.7% increase in casino revenue and a 27.9% increase in hotel revenue. The hotel was driven by a 22.1% increase in average daily room rate and a 5.2 percentage point increase in occupancy. The casino benefitted from 11.5% and 8.1% increases in slot coin-in and table drop, respectively. Higher food and beverage revenues were offset by lower tower, retail, entertainment and other revenues. The overall increase in visitation and hotel performance in Las Vegas and new room product at Stratosphere have enabled Stratosphere to increase average daily room rates and occupancy. In addition, Stratosphere has increased its gaming and food revenue per occupied room.

Arizona Charlie’s – The Las Vegas local market is showing signs of economic improvement in the areas of tourism and taxable sales but continues to be impacted by high unemployment and declining home values. In addition, heavy promotional activity by our competitors continues to dominate the Las Vegas local market. The Arizona Charlie’s net revenues decreased 2.6% in the third quarter. Both properties saw improved performance by the hotels. However, casino revenues declined and food and beverage revenues declined at the Boulder property. Over the last two years, we have employed a strategy that avoids utilizing the mass promotions that dominate this market. We emphasize profitability and utilize very targeted promotions that award guests in our database based on their level of play and frequency of visits. The Arizona Charlie’s third quarter was negatively impacted by a $332,000 decrease in race and sports book revenue due primarily to a 9.1 and 13.9 percentage point decrease in sports hold percentage compared to 2010 at the Boulder and Decatur properties respectively.

The Aquarius – In 2011, Aquarius has been negatively impacted by construction on Casino Drive, the main road through the Laughlin resort corridor. Construction on Casino Drive was temporarily stopped in July and the construction barriers removed. Construction resumed in late September and is expected to be complete in December. Aquarius’ net revenues increased 0.4% year-over-year for the three months ended September 30, 2011. This is the first year over year quarterly increase at Aquarius in 2011.  The Aquarius is also impacted by heavy promotional activity by our competitors. Many of our competitors continue to offer free rooms to their database and sub $20 retail room rates with additional amenities included.

Financial Statistics as of September 30, 2011:
• Cash	$87.3 million
• Book value of Debt, including capital leases, net of unamortized discount	$343.2 million
• Capital expenditures	$10.0 million

000 Las Vegas Boulevard South ∙ Las Vegas, Nevada 89104

Conference Call Information:
We will hold our third quarter 2011 earnings conference call, Thursday, November 10, 2011 at 8:00 AM Pacific Time (9:00 AM Mountain, 10:00 AM Central, 11:00 AM Eastern). To attend, dial 800-946-0708 (US/Canada toll-free). The pass code is 3423703. A recording of the call will be available on American Casino & Entertainment Properties LLC’s website Investor Relations page, www.acepllc.com.

For more information regarding American Casino & Entertainment Properties LLC, please visit our web site at www.acepllc.com.

Please see the comments at the end of this release for information about non-GAAP financial measures.

	Three months ended September 30, 2011	Three months ended September 30, 2010	Nine months ended September 30, 2011	Nine months ended September 30, 2010
	(in millions)		(in millions)
Income Statement Data:
Revenues:
Casino	$49.2	$48.9	$153.2	$156.1
Hotel	17.2	14.3	49.3	43.5
Food and beverage	17.5	16.7	51.8	51.2
Tower, retail, entertainment and other	9.0	9.6	24.6	25.4
Gross revenues	92.9	89.5	278.9	276.2
Less promotional allowances	6.2	5.9	18.3	18.3
Net revenues	86.7	83.6	260.6	257.9

Costs and expenses:
Casino	16.4	16.3	49.9	50.1
Hotel	9.1	8.9	26.4	25.7
Food and beverage	13.1	12.7	38.7	38.5
Other operating expenses	3.0	3.5	9.2	9.9
Selling, general and administrative	28.8	28.5	84.1	83.8
Pre-opening costs	-	-	-	0.3
Depreciation and amortization	9.4	11.2	30.1	32.7
Impairment of assets	-	-	-	2.0
Total costs and expenses	79.8	81.1	238.4	243.0
Income from operations	$6.9	$2.5	$22.2	$14.9

EBITDA Reconciliation:
Net income (loss)	$(4.2)	$(8.9)	$(13.2)	$(19.3)
Interest income	-	-	-	-
Interest expense	11.0	11.4	34.0	34.2
Depreciation and amortization	9.4	11.2	30.1	32.7
EBITDA	$16.2	$13.7	$50.9	$47.6

Numbers may vary due to rounding.

	Three months ended	Three months ended	Nine months ended	Nine months ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
	(in millions)		(in millions)
Adjusted EBITDA Reconciliation:
Net income (loss)	$(4.2)	$(8.9)	$(13.2)	$(19.3)
Interest income	-	-	-	-
Interest expense	11.0	11.4	34.0	34.2
Depreciation and amortization	9.4	11.2	30.1	32.7
Loss on disposal of assets	-	-	-	-
Pre-opening costs	-	-	-	0.3
Management fee - related party	0.3	0.4	0.8	1.1
Impairment of assets	-	-	-	2.0
Loss on debt redemption	-	-	1.4	-
Adjusted EBITDA	$16.5	$14.1	$53.1	$51.0
Adjusted EBITDA Margin	19.0%	16.9%	20.4%	19.8%

Numbers may vary due to rounding.

Following are selected statistics related to revenues that we use to make strategic decisions in the day-to-day evaluation of our business, which we believe will be useful to investors when evaluating the performance of our business:

	Three months ended	Three months ended	Nine months ended	Nine months ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
	(in millions)		(in millions)
WPU - Slots
Stratosphere	102.89	82.16	100.62	85.49
Decatur	111.64	112.08	119.46	120.07
Boulder	67.93	70.68	73.06	78.41
Aquarius	120.93	121.54	126.80	129.87
Consolidated	102.80	98.41	107.10	105.25

WPU - Tables
Stratosphere	703.61	643.69	685.28	708.43
Decatur	634.06	543.48	579.98	609.01
Boulder	385.73	362.32	373.95	427.35
Aquarius	508.33	490.76	509.52	524.23
Consolidated	586.51	553.01	581.62	608.34

ADR
Stratosphere	50.31	41.20	49.98	42.48
Decatur	43.29	44.78	44.67	46.14
Boulder	37.66	35.63	41.20	38.16
Aquarius	51.42	48.91	49.71	46.96
Consolidated	49.81	43.39	49.28	43.74

Hotel Occupancy
Stratosphere	91.2	86.0	89.1	87.3
Decatur	62.8	47.5	63.1	48.8
Boulder	44.7	42.3	47.4	42.8
Aquarius	51.9	51.3	48.2	50.6
Consolidated	71.5	67.7	69.2	68.2

Net Revenue
Stratosphere	41.1	37.5	118.8	112.9
Decatur	14.8	14.8	47.1	47.0
Boulder	7.7	8.3	25.5	27.1
Aquarius	23.1	23.0	69.2	70.9
Consolidated	86.7	83.6	260.6	257.9

Numbers may vary due to rounding.

1.
Win per Unit-Slots represents the total amount wagered in slots less amounts paid out to players, amounts paid on participations and discounts divided by the average number of slot units and days during the period.

2.	Win per Unit-Tables represents the total amount wagered on tables less amounts paid out to players and discounts divided by the average number of table units and days during the period.

3.	Average Daily Room Rate is the average price of occupied rooms per day.

4.	Hotel Occupancy is the average percentage of total hotel rooms occupied during a period.

5.	Net Revenues are the gross revenues less promotional allowances.

Non-GAAP Measures:

We have included certain “non-GAAP financial measures” in this earnings release. We believe that our presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin is an important supplemental measure of our operating performance to investors. Management uses these non-GAAP financial measures to evaluate our operating performance and make strategic decisions about our business on a day-to-day basis. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are also a commonly used performance measure in our industry, hotel and gaming. We believe EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin together with performance measures calculated in accordance with Generally Accepted Accounting Principles, GAAP, provide investors a more complete understanding of our operating results before the impact of investing transactions, financing transactions and income taxes, and facilitates more meaningful comparisons between the Company and its competitors. We calculate EBITDA as earnings before interest expense, depreciation and amortization, and income taxes. Adjusted EBITDA is EBITDA plus gains/losses on the disposal of assets, non-cash impairment charges, loss on debt redemption, pre-opening expenses, and management fees. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Net revenues.

Contact:
Investor Relations
Phyllis Gilland
(702) 380-7777